Exhibit 10.6

2009 RESTATEMENT OF
SEVERANCE AGREEMENT

THIS AGREEMENT is made and entered into as of the later of the dates set forth next to the signatures on this Agreement by and between                              a Missouri corporation (the “Company”) and                                (the “Executive”).
W I T N E S S E T H:
- - - - - - - - - - - - - -
WHEREAS, the Company and Executive previously entered into a Severance Agreement (the “Prior Agreement”)’ and
WHEREAS, the Company and Executive desire to terminate the Prior Agreement and replace it with this Agreement in order to make changes related to Code Section 409A; and
WHEREAS, the Board of Directors of the Company has approved the company entering into this restatement of the Prior Agreement; and
WHEREAS, the Executive is a key executive of the Company; and
WHEREAS, the Company desires assurance that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding any possibility or occurrence of a Change in Control of the Company:
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree that the Prior Agreement is hereby terminated effective at the end of December 31, 2008 and that this Agreement is effective as of January 1, 2009 and provides as follows:
1.    Certain Definitions.
a.    Base Salary. “Base Salary” means the salary of record paid to Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.
b.    “Cause” means conduct of Executive which is knowingly fraudulent, deliberately dishonest or willful misconduct.
c.    Change in Control. “Change in Control” shall mean the happening of any of the following events:
i.    any Person is or becomes the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or
ii.    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, as defined in Section 3 herein, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved; or
iii.    there is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 80% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries other than in connection with the acquisition by the Company or its subsidiaries of a business) representing twenty percent (20%) or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or
iv.    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated a sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity at least eighty percent (80%) of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of the above definition of Change in Control, “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
d.    Code. “Code” means the Internal Revenue Code of 1986, as amended.
e.    Disability. “Disability” means a physical or mental condition of Executive which totally and permanently prevents him from engaging in any occupation or employment for remuneration or profit except for the purpose of rehabilitation not incompatible with a finding of total and permanent disability. The determination as to whether Executive is totally and permanently disabled shall be made based solely on evidence that he is eligible for disability payments under an employee-sponsored long-term disability program, if any such program is in effect.
f.    Effective Date of Termination. “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.
g.    Good Reason. “Good Reason” means, without Executive's express written consent, the occurrence of any one or more of the following:
i.    a determination by Executive, in his reasonable judgment, that his duties have been materially reduced in terms of authority and responsibility as an employee of the Company in comparison to Executive's duties immediately prior to the occurrence of a Change in Control;
ii.    the Company's requiring Executive to be based at a location which is at least thirty-five (35) miles further from Executive's primary residence at the time such requirement is imposed than is such residence from the Company's office at which Executive is primarily rendering services at such time, except for required travel on the Company's business to an extent substantially consistent with Executive's business obligations in effect immediately prior to the occurrence of a Change in Control;
iii.    a reduction by the Company in Executive's Base Salary as in effect 12 months before a Change in Control; or
iv.    a material reduction in Executive's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which Executive participated immediately prior to the occurrence of a Change in

Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if Executive's reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with Executive's position.
h.    Retirement. “Retirement” means the Executive's “Normal Retirement Date,” as such term is defined in the Company's tax-qualified, defined benefit plan (or any successor or substitute plan or plans of the Company put into effect prior to a Change in Control).
i.    “Separation from Service”, “termination of employment,” “terminates employment” and similar terms mean the date that Executive separated from service within the meaning of section 409A of the Code. Generally, Executive will separate from service if Executive dies, retires, or otherwise has a Separation from Service with the Company, determined in accordance with the following:
i.    Leaves of Absence. The employment relationship is treated as continuing intact while Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company. If the period of leave exceeds six (6) months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.
ii.    Dual Status. Generally if Executive performs services both as an employee and an independent contractor, Executive must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in the Treasury Regulations, to be treated as having a Separation from Service. However, if Executive provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Agreement pursuant to Treasury Regulation Section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether Executive has a Separation from Service as an employee for purposes of this Agreement.

iii.    Separation from Service. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services Executive would perform after such date (whether as an employee or as an independent contractor except as provided in the preceding paragraph) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in the preceding paragraph) over the immediately preceding thirty six (36) month period (or the full period of services to the Company if Executive has been providing services to the Company less than thirty six (36) months). For periods during which Executive is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph Executive is treated as providing bona fide services at a level equal to the level of services that Executive would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (including for purposes of determining the applicable thirty six (36) month (or shorter) period).
iv.    Service with Related Companies. For purposes of determining whether a Separation from Service has occurred under the above provisions, the “Company” shall include the Company and all Related Companies. “Related Company” means: (1) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes the Company); and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c) with the Company. For purposes of applying Code Sections 414(b) and (c), 50% is substituted for the 80% ownership level
j.    Tax Rate. “Tax Rate” means Executive's effective tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to Executive, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.
k.    Qualifying Termination. “Qualifying Termination” shall have the meaning ascribed to it in Section 5 herein.
2.    Right to Terminate. The Company or Executive may terminate Executive's employment at any time for any reason. The Company is obligated to provide the benefits hereinafter specified only if such benefits are due in accordance with the terms hereof.
3.    Term of Agreement. This Agreement shall commence on the date hereof (the “Effective Date”) and shall continue until the date that is the third anniversary of the Effective Date; provided, however, that the term of this Agreement shall automatically be extended for one additional year on each anniversary, unless at least 30 days prior to such anniversary, the Company, with approval of the Board of Directors, or Executive shall have given notice that this Agreement shall not be extended; and provided that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of thirty-six (36) months after a Change in Control of the Company, as defined in Section 1 herein, if such Change in Control shall have occurred during the term of this Agreement, as it may be extended; and provided that in any event this Agreement shall expire upon the Executive's sixty-fifth (65th) birthday.
4.    Right to Severance Benefits. Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 6 herein, upon the occurrence of a Qualifying Termination, as defined in Section 5 herein.
Executive shall not be entitled to receive Severance Benefits, and the Company shall have no obligation under this Agreement, if his employment is terminated under circumstances that do not constitute a Qualifying Termination, including, but not limited to, Disability, Retirement, death, termination for Cause or termination by Executive other than for Good Reason.
5.    Qualifying Termination. “Qualifying Termination” means the occurrence of any one or more of the following events:
a.    within twelve (12) months prior to a Change in Control, an involuntary termination of Executive's employment by the Company that is in contemplation of, and caused by, such Change in Control, such Change in Control is pending at the time of such termination and such Change in Control actually occurs; provided that such termination shall not be a Qualifying Termination if circumstances constituting Cause exist;
b.    within three (3) years following a Change in Control, an involuntary termination of Executive's employment by the Company for reasons other than Cause, the failure or refusal by a successor company to assume the Company's obligations under this Agreement, as required by Section 14 herein, or a breach by the Company or any successor company of any of the provisions of this Agreement;
c.    a voluntary termination of employment by Executive for Good Reason within three (3) years following a Change in Control; or
d.    a voluntary termination of employment by Executive for any reason within the period beginning on the first anniversary of a Change in Control and ending thirty (30) days after such date.
6.    Description of Severance Benefits. In the event that Executive becomes entitled to receive Severance Benefits, as provided in Section 4 herein, the Company shall pay to Executive and provide him with the following:
a.    a payment equal to the product of: (i) the lesser of - (a) one and one-half (1.5) or (b) the quotient of the number of months following termination until the Executive attains age 65, divided by twelve; multiplied by (ii) the sum of - (a) the

Executive's Base Salary in effect on the date that is 12-months prior to the Change in Control and (b) Executive's average bonus for the three completed fiscal years of the Company preceding the fiscal year in which the Change in Control occurs;
b.    a payment equal to the greater of - (a) Executive's actual bonus for the fiscal year of the Company preceding the fiscal year in which the Change in Control occurs or (b) Executive's target bonus for the fiscal year of the Company in which the Effective Date of Termination occurs, calculated assuming that both the Company and Executive achieved the performance objectives required to earn the target bonus, and prorated based on the number of days elapsed in the Company's fiscal year during which his employment terminates;
c.    for the lesser of - (i) one and one-half (1.5) years following the Effective Date of Termination; or (ii) until both Executive and his spouse (if covered by any of the following plans) are both sixty-five (65), all insured and self-insured medical, life insurance and disability benefit plans in which Executive participated as of the earlier of - (a) immediately prior to the Effective Date of Termination; or (b) immediately prior to any change to such benefits that could have constituted Good Reason to terminate, shall continue to be made available to Executive and his dependents, at a cost to Executive and his dependents equal to such rates paid from time to time by active Company employees whose position is similarly situated to the position held by Executive immediately prior to the earliest event that could have constituted Good Reason to terminate. In the event that Executive's participation in any such plan is barred or the cost thereof or benefits thereunder would be taxable, the Company, for no additional cost to Executive, shall arrange to have issued for the benefit of Executive and his dependents individual policies of insurance providing benefits substantially similar to those which Executive otherwise would have been entitled to receive under such plans if such benefits or the cost thereof were not taxable or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide Executive and his dependents with benefits that, after taxes calculated at the Tax Rate, are equivalent to the benefits Executive otherwise would have been entitled to receive under such plans if such benefits or the cost thereof were not taxable;
d.    the opportunity to borrow from the Company or an affiliate thereof, for an interest rate set by Executive (which may be zero), an amount equal to the sum of the exercise price of Executive’s outstanding stock options and taxes resulting from such exercise and the vesting of Executive’s restricted stock, with repayment required upon the passage of 180 consecutive days of Executive being able to sell stock acquired by exercise of such options and being able to sell vested, restricted stock, in both cases without restriction, to the extent that such borrowing will not violate Section 402(a) of the Sarbanes-Oxley Act of 2002, codified at 15 U.S.C. 78m(k), which prohibits personal loans from the Company to a director or executive officer of the Company with limited exceptions; and
e.    reimbursement for the costs, if any, of all outplacement services obtained by Executive following a Qualifying Termination.

7.    Notice of Termination. Any Qualifying Termination shall be communicated by Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.
8.    Form and Timing of Severance Benefits. The Severance Benefits described in Sections 6(a) and 6(b) herein shall be paid in cash to Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond three (3) days from such date. The loan option described in Section 6(d) shall be provided to Executive within three (3) days of demand for such loan by Executive.
Notwithstanding any provision of the Severance Agreement to the contrary, and to the extent necessary to avoid subjecting Executive to any additional tax, interest or penalties under Code Section 409A, if Executive is a “Specified Employee”, no portion of his or her benefit that is subject to Code Section 409A and is due to be paid or provided due to Separation from Service shall be provided before the earlier of (a) the first business day following date which is six (6) months after the date of Separation from Service, or (b) the date of death of the Participant. A “Specified Employee” is a key employee, as defined under Code Section 416(i), without regard to paragraph (5) thereof (and any successor or comparable Code sections). Amounts or benefits that would have been paid or provided during the delay shall be credited with interest at Commerce Bank’s prime rate in effect at the time the delay commenced, and shall be paid on the first business day following the end of the six month delay.
9.    Offset of Severance Benefits. To the extent the offset described in this section would not result in subjecting Executive to any additional tax, interest or penalties under Code Section 409A, the Severance Benefits provided Executive under this Agreement shall offset any other severance benefits or damages for termination of employment owed to Executive by Company. However, it is expressly agreed that payments or benefits to Executive under any retirement, supplemental retirement, deferred compensation, pension, stock option, restricted stock, incentive or bonus plan or arrangement shall not be offset against or reduce in any way any payments or benefits to which Executive is entitled under this Agreement.
10.    Tax Issues.
a.    All payments to be made to Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.
b.    In the event that Executive becomes entitled to any payments under this Agreement, then if any such payments or any other compensation, benefit or other amount from the Company for the benefit of Executive (“Parachute Payments”) will be subject to the tax imposed by Section 4999 of the Code (including any applicable interest and penalties, the “Excise Tax”), no Parachute Payment shall be reduced (except for required tax withholdings) and the Company shall pay to Executive by the earlier of the date such Excise Tax is withheld from payments made to Executive or the date such Excise Tax becomes due and payable by Executive, an additional amount (the “Gross‑Up

Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Parachute Payments and taxes based upon the Tax Rate and Excise Tax upon the payment provided for by this Section 10(b), shall be equal to the amount the Executive would have received if no Excise Tax had been imposed. The Company shall determine in good faith whether any of the Parachute Payments are subject to the Excise Tax and the amount of any Excise Tax and shall notify Executive of its determination. The Company and Executive shall file all tax returns and reports regarding such Parachute Payments in a manner consistent with the Company's reasonable good faith determination. For purposes of determining the amount of the Gross‑Up Payment, Executive shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross‑Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time a Parachute Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross‑Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(d)(1) of the Code or other applicable provision of the Code but only to the extent that such interest is paid to Executive. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time a Parachute Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross‑Up Payment), the Company shall make an additional gross‑up payment in respect of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined. The Company shall reimburse Executive for all reasonable fees, expenses, and costs related to determining the reasonableness of any Company position in connection with this paragraph, preparation of any tax return or other filing that is affected by any matter addressed in this paragraph and any audit, litigation or other proceeding that is affected by any matter addressed in this paragraph. Notwithstanding the foregoing, provided the Company has attempted in good faith not to take any action, or refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon the Executive under 409A, the Gross-Up Payment shall not include any taxes imposed under Code Sections 409A(a)(1)(B) and 409A(b)(5). The Gross-Up Payment shall be paid in accordance with Section 409A of the Code, to the extent applicable.
c.    Notwithstanding anything in this Agreement to the contrary, if any portion of any payments to Executive by the Company under this Agreement and any other present or future plan of the Company or other present or future agreement between Executive and the Company would not be deductible by the Company for federal income tax purposes by reason of application of Section 162(m) of the Code, then payment of that portion to Executive shall be deferred until the earliest date upon which payment thereof can be made to Executive without being non-deductible pursuant to Section 162(m) of the Code. In the event of such deferral, the Company shall pay interest to Executive on the deferred amount at 120% of the applicable federal rate provided for in Section 1274(d)(2) of the Code.

11.    The Company's Payment Obligation.
a.    The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except to the extent otherwise provided in Section 10(b), each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.
b.    This Agreement establishes and vests in Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
12.    No Obligation to Mitigate. Executive shall not be required to mitigate the damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer after any Qualifying Termination, or otherwise.
13.    Other Rights. Except as specifically provided herein, the provisions of this Agreement, and any payment provided hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Executive's existing rights or rights which would accrue solely as a result of the passage of time, under any benefit or incentive plan, employment arrangement or other contact, plan or arrangement of the Company. As soon as practicable following any Qualifying Termination, Executive shall receive cash payment(s) for: (a) Executive's earned but unpaid salary as of the Employment Termination Date; (b) the value of Executive's earned but unused vacation time as of the Employment Termination Date in accordance with the current Company policy, and (c) the value of Executive's deferred compensation account(s) under any Company or deferred compensation plan in accordance with Executive's then current payment election.
14.    Successors; Binding Agreement.
a.    This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of its business and properties.
b.    This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amount is still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.
15.    No Assignment. No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.
16.    Survival. The respective obligations of, and benefits afforded to, the Company and Executive as provided in Sections 10, 14, 19 and 20 of this Agreement shall survive termination of this Agreement.
17.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction, arbitrator or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in force and effect and shall in no way be affected, impaired or invalidated.
18.    Consultation with Counsel. Executive acknowledges (a) that he has been given the opportunity to consult with counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based upon his own judgment with or without the advice of such counsel.
19.    Arbitration. Executive shall have the option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted by a panel of three arbitrators in a location selected by Executive within fifty (50) miles from the location of his job with the Company, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction.
20.    Attorney's Fees. Company shall pay Executive's attorney's fees and costs incurred in connection with any dispute concerning this Agreement unless each and every disputed claim by the Executive is found to be wholly frivolous in arbitration or by a court of competent jurisdiction.
21.    Amendments; Waivers. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than the Executive. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof or as a waiver of any other right, remedy or power, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise of any other right, remedy, or other power provided herein or by law or in equity.

22.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
23.    Descriptive Headings. Descriptive headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
24.    Integration. The parties understand and agree that the preceding sections recite the sole consideration for this Agreement; that no representation or promise has been made by Company or Executive concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede all prior agreements and understandings among the parties whether written or oral, express or implied, with respect to the employment, termination and benefits of Employee in the event of a Qualifying Termination, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.
25.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri.
26.    Notices. All notices hereunder shall be in writing, and shall be delivered in person, by facsimile or by certified mail-return receipt requested. Notices shall be delivered as follows:
If to the Company:
c/o [ADDRESS]
Attention:    [NAME]
[ADDRESS]
If to the Employee:
[NAME]
[ADDRESS]
Any party may change its address by notice giving notice to the other party of a new address in accordance with the foregoing provisions.
27.    Employment Rights. Nothing contained in this Agreement or any act done pursuant hereto shall be construed as giving any person any legal or equitable right against the Company, unless specifically provided herein, or as giving any person a right to be retained in the employ of the Company. Executive shall remain subject to assignment, reassignment, promotion, transfer, layoff, reduction, suspension, and discharge to the same extent as if this Agreement had never been executed.

28.    Acknowledgment. Executive hereby acknowledges that he shall have no rights hereunder unless and until all circumstances constituting a Qualifying Termination shall have occurred.
29.    Reimbursements, Gross-Ups and In-Kind Benefit Rules. Any reimbursements, gross-ups or in-kind benefits to be provided pursuant to this Agreement (including but not limited to Sections 6, 10 and 20) that are taxable to Executive shall be subject to the following restrictions: (a) each reimbursement or gross-up must be paid no later than the last day of the calendar year following the Executive’s tax year during which the expense was incurred or tax was remitted, as the case may be; (b) the amount of expenses or taxes eligible for reimbursement, or in-kind benefits or gross-ups provided, during a tax year of the Executive may not affect the expenses or taxes eligible for reimbursement, or in-kind benefits or gross-ups to be provided, in any other tax year of the Executive; (c) the period during which any reimbursement or gross-up may be paid or in-kind benefit may be provided shall end ten years after termination of this Agreement; and (d) the right to reimbursement, gross-up or in-kind benefits is not subject to liquidation or exchange for another benefit.
30.    Compliance with Section 409A of the Internal Revenue Code. Notwithstanding any provision in this Severance Agreement to the contrary, the Severance Agreement shall be interpreted, construed and conformed in accordance with Code Section 409A and regulations and other interpretative guidance issued thereunder. It is intended by the Company and Executive that all compensation and benefits payable or provided to the Executive under this Severance Agreement or otherwise shall fully comply with the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations relating thereto so as not to subject Executive to the additional tax, interest or penalties which may be imposed under Section 409A. The parties acknowledge that 409A is ambiguous in certain respects. The Company agrees that it will attempt in good faith not to take any action, or refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon the Executive under 409A. To the extent the Company has acted or refrained from acting in good faith as required by this Section, it will not be responsible for any consequences of failure to comply with 409A, and any such failure shall not be a breach of this Agreement even though this Agreement requires certain actions to be taken in conformance with 409A.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates set forth below.
[COMPANY]
By:
Name:
Title:
Date:
[EXECUTIVE]

Name
Date:

This agreement signed by:
John K. Handy, Senior Vice President